Exhibit 99.1

For Immediate Release

ReWalk Robotics Secures Line of Credit of Up to $20 Million to Support Market Building Activities

YOKNEAM ILIT, Israel and MARLBOROUGH, Mass., January 4, 2016 -- ReWalk Robotics Ltd. (Nasdaq: RWLK) (“ReWalk” or “the Company”) today announced that it has entered into an agreement with Kreos Capital V (Expert Fund) Limited (“Kreos”) for a line of credit of up to $20 million.  ReWalk drew down an initial tranche of $12 million. An additional $8 million dollars will be available in separate tranches subject to certain conditions, with a minimum drawdown of $2 million per tranche.

Under the terms of the agreement, interest-only payments will be due for the first 12 months at a rate of 10.75% per annum. Thereafter, monthly principal and interest payments will be due through the December 2018 maturity date, which can be extended by an additional 12 months subject to certain conditions.

Additionally, Kreos was issued a warrant in the aggregate amount of $1.15 million to purchase ordinary shares of the Company (“Ordinary Shares”) at an exercise price of $9.64 per share, which represented the average of the closing prices of the Ordinary Shares for the thirty-day calendar period prior to the date of the issuance of the warrant, subject to adjustment as set forth in the warrant.  In the event the Company draws down any additional funds subsequent to the first tranche, the warrant amount will be increased by 5.75% of any such additional draw downs.

“This debt financing agreement provides added funding to support our growth and strategic initiatives,” said Larry Jasinski, Chief Executive Officer.  “We remain focused on increasing sales and market penetration and are encouraged by the growing market acceptance of the ReWalk Personal and Rehabilitation systems by end users and coverage providers alike. We expect to use this increased financial flexibility to advance our strategic market development and reimbursement activities to build long-term shareholder value,” he added.

Proceeds from the financing will be used for working capital and market expansion.  Armentum Partners acted as financial advisor to the Company in conjunction with this financing.

About ReWalk Robotics Ltd.
ReWalk Robotics Ltd. develops, manufactures and markets wearable robotic exoskeletons for individuals with spinal cord injury. ReWalk’s mission is to fundamentally change the health and life experiences of individuals with spinal cord injury. Founded in 2001, ReWalk has headquarters in the U.S., Israel and Germany.  For more information on the ReWalk systems, please visit http://www.rewalk.com.

Forward Looking Statements
This press release contains forward-looking information within the meaning of the Private Securities Litigation Reform Act of 1995, as amended and other securities laws. Forward-looking statements are statements that are not historical facts. Words such as “expect(s),” “feel(s),” “believe(s),” “will,” “may,” “intends,” “anticipate(s),” “look forward,” “upcoming,” “plan,” “enables,” “potentially,” “entitles,” and similar expressions are intended to identify forward-looking statements. All such statements are subject to certain risks and uncertainties, many of which are difficult to predict and generally beyond the control of the Company, that could cause actual results to differ materially from those expressed in, or implied or projected by, the forward-looking information and statements. These risks and uncertainties include, but are not limited to the following: the market for medical exoskeletons is new and unproven, and important assumptions about the potential market for ReWalk’s products may be inaccurate; the Company has a limited operating history upon which you can evaluate its business plan and prospects; if ReWalk is unable to expand its sales, marketing and training infrastructure, it may fail to increase its sales; the health benefits of ReWalk have not been substantiated by long-term clinical data, which could limit sales; the Company may fail to secure or retain adequate coverage or reimbursement for ReWalk by third-party payers; the Company depends on a single third-party to manufacture ReWalk and a limited number of third-party suppliers for certain components of ReWalk; the Company’s future growth and operating results will depend on its ability to develop and commercialize new products and penetrate new markets; the Company operates in a competitive industry that is subject to rapid technological change, and we expect competition to increase; and the Company is subject to extensive governmental regulations relating to the manufacturing, labeling and marketing of its products. These and other risk factors are set forth in the Company’s final Annual Report on Form 20-F for the year-ended December 31, 2014 filed with the Securities and Exchange Commission on February 27, 2015, and the Company’s other reports filed from time to time with the Securities and Exchange Commission.  Readers are cautioned not to place undue reliance on these forward-looking statements that speak only as of the date hereof.  ReWalk does not undertake any obligation to revise and disseminate forward-looking statements to reflect events or circumstances after the date hereof, or to reflect the occurrence of or non-occurrence of any events.

ReWalk® is a registered trademark of ReWalk Robotics Ltd. in Israel.

Investor Contact:
Lisa M. Wilson
President
In-Site Communications, Inc.
T: 212-452-2793
E: lwilson@insitecony.com